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                                                                    Exhibit 10.8

                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT ("AGREEMENT"), is made and entered into as of January 16, 2004, by and between Daniel Dienst ("EXECUTIVE") and Metal Management, Inc., a Delaware corporation (the "MTLM").

         NOW, THEREFORE, in consideration of the premises, promises, mutual covenants and mutual agreements contained herein, Executive and MTLM hereby agree as follows:

         1. EMPLOYMENT. (a) On the terms and subject to the conditions set forth in this Agreement, MTLM employs Executive as its Chief Executive Officer to perform such duties and responsibilities as are consistent with such position and such other positions as may be assigned to Executive, from time to time, by the Board of Directors of MTLM (the "BOARD"). For as long as Executive is so employed, he shall devote his full business time, energy and ability to his duties, except for incidental attention to the management of his personal affairs. Further, during the Employment Period (as defined below), MTLM shall take all action possible to see that Executive while employed under this Agreement continues to be nominated and elected to serve on the Board and, if elected to so serve, that Executive be elected as the Chairman of the Board. If Executive is Chairman of the Board when his employment terminates under this Agreement, whether pursuant to Section 6 or 7 of this Agreement, he shall tender his resignation as Chairman and director effective as of the Termination Date (as defined below).

                  (b) Executive's worksites during the Employment Period (as defined below) shall be 500 N. Dearborn Street, Suite 600, Chicago, Illinois 60610 and a location in New York City to be mutually agreed upon by MTLM and Executive, with Executive's time allocated between the two sites as shall be reasonably determined to be necessary and appropriate by Executive to fulfill Executive's duties and responsibilities and exercise Executive's powers under the terms of this Agreement.

                  (c) Executive shall have the right to continue to serve on the board of directors of those business, civic and charitable organizations on which Executive is now serving as of the date of this Agreement, and which are set forth on EXHIBIT A attached hereto, as long as doing so has no significant adverse affect on the performance of Executive's duties and responsibilities or the exercise of Executive's powers under this Agreement. Executive shall not serve on any other boards of directors and shall not provide services (whether as an employee or independent contractor) to any for-profit organization on or after the date of this Agreement without the prior consent of the Board (which shall not be unreasonably withheld in light of Executive's duties and responsibilities under this Agreement); provided, however, MTLM understands and acknowledges that Executive shall be entitled to wrap up or otherwise complete within 30 days after the date of this Agreement the matters on which Executive is currently working pursuant to his prior employment.

         2. TERM. The term of employment under this Agreement shall commence on January 16, 2004 (the "COMMENCEMENT DATE") and shall continue through, and end as of the close of business on March 31, 2008 (the "EMPLOYMENT PERIOD"); provided, however, that on March 31, 2008 and each anniversary thereof, the Employment Period shall be extended for an additional year unless either MTLM or Executive, as the case may be, notifies the other not less

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than 60 days prior to the end of the then current Employment Period of its or his desire not to extend the Employment Period; provided further that the Employment Period may terminate sooner upon the occurrence of certain events as described in Sections 5, 6, 7, 8 and 9 of this Agreement. The date on which Executive's employment is terminated shall be referred to herein as the "TERMINATION DATE"

         3.       COMPENSATION.

                  (a) Base Compensation. The base compensation to be paid to Executive for his services under this Agreement shall be not less than $750,000 per year, subject to applicable withholdings, payable in equal periodic installments in accordance with the usual payroll practices of MTLM, but no less frequently than monthly, commencing on the Commencement Date. Executive's base compensation shall be subject to annual review for cost of living and merit factors, with any adjustments determined by the compensation committee of the Board. The foregoing is hereafter referred to as Executive's "BASE COMPENSATION."

                  (b) Bonuses. During the Employment Period, Executive shall also be eligible to receive the following:

                           (i) Signing Bonus. MTLM shall, subject to applicable withholdings, pay Executive $375,000 as a signing bonus, such amount to be paid within ten days after the execution of this Agreement.

                           (ii) Annual Bonus. For the period ending March 31, 2004, and for each subsequent twelve-month period during the Employment Period ending March 31, Executive shall be eligible to receive an annual bonus in accordance with the terms of MTLM's annual bonus program as then in effect for MTLM's senior executives as such program is modified by this
                           Section 3(b)(ii); provided, however, the compensation committee of the Board may direct MTLM to pay Executive an annual bonus which exceeds the annual bonus otherwise payable under such program or the minimum annual bonus set forth below. Notwithstanding anything contained herein to the contrary, Executive's minimum annual bonus shall (subject to applicable withholdings) for each period set forth below shall be the figure set forth opposite such period:

January 16, 2004 through March 31, 2004     $350,000
March 31, 2004 through March 31, 2005       $750,000
March 31, 2005 through March 31, 2006       $375,000
March 31, 2006 through March 31, 2007       $187,500

                           Each annual bonus described in this Section 3(b)(ii) shall be paid at the time called for under MTLM's annual bonus program for senior executives.

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                           (c) Restricted Stock. Upon execution and delivery of
                  the this Agreement by MTLM and Executive, Executive shall be granted 250,000 shares of common stock, $0.01 par value per share (the "MTLM STOCK") pursuant to the terms of the Metal Management, Inc. 2002 Incentive Stock Plan (the "PLAN"). Except as otherwise provided in this Agreement or the Plan, Executive's interest in 62,500 shares shall become non-forfeitable on March 31, 2005 provided Executive is still employed by MTLM on such date, and his interest in an additional 62,500 shares shall become non-forfeitable on each of the next three subsequent anniversaries of such date provided Executive is still employed by MTLM on such anniversary date. All the terms and conditions to such grant shall be set forth for Executive in a certificate in accordance with the terms of the Plan.

                           (d) Options. Upon execution and delivery of this
                  Agreement by MTLM and Executive, Executive shall be granted two options to purchase shares of MTLM Stock pursuant to the terms of the Plan, one for 50,000 shares of MTLM Stock at an exercise price of $52.50 per share and another for 50,000 shares of MTLM Stock at an exercise price of $70.00 per share, exercisable, at the election of Executive, at any time on or after the date hereof and on or prior to the tenth anniversary date of this Agreement. All the terms and conditions to such grant shall be set forth for Executive in a certificate in accordance with the terms of the Plan.

         4. FRINGE BENEFITS. MTLM shall furnish Executive with accident, health and life insurance and reimbursement of all documented reasonable and necessary out-of-pocket expenses incurred by Executive on behalf of MTLM by reason of the performance of Executive's duties and responsibilities hereunder. Further, MTLM shall furnish Executive with all of the additional fringe benefits made generally available by MTLM to its executive officers recognizing that such fringe benefits may be changed from time to time provided Executive shall be deemed immediately eligible for any such fringe benefits to the extent permissible under the terms of applicable law and the terms of the underlying plans, programs and policies. Executive shall be entitled to take five (5) weeks of paid vacation per calendar year, and shall be paid on all national and state holidays, during the Employment Period. Vacation allowances shall not be cumulative from year to year. MTLM shall include Executive as a covered person under MTLM's directors and officers' insurance policy. MTLM shall furnish Executive with appropriate office space (as set forth in Section 1(b) of this Agreement), equipment, supplies, and such other facilities and personnel as necessary or appropriate (de minimis use thereof by Executive for personal reasons shall not be deemed a breach of this Agreement). MTLM shall pay Executive's dues in such societies and organizations as MTLM deems appropriate, and shall pay on behalf of Executive (or reimburse Executive for) documented reasonable out-of-pocket expenses incurred by Executive in attending conventions, seminars, trade shows and other business meetings and business entertainment and promotional expenses. MTLM shall pay Executive an automobile allowance of $1,000.00 per month, subject to applicable withholdings.

         5. DEATH OR PERMANENT DISABILITY. If, during the Employment Period, Executive dies (as confirmed by a certificate of death) or Executive is permanently disabled such that, in the opinion of a physician selected by MTLM and Executive, Executive is rendered incapable of performing the services contemplated under this Agreement for a period of twelve (12)

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consecutive months by reason of illness, accident, or other physical or mental disability ("PERMANENT DISABILITY"), this Agreement shall be deemed to be terminated as of the date of such death or of the determination of Permanent Disability. Notwithstanding the foregoing, Executive shall be entitled to the benefits as provided in Section 8 of this Agreement. During any period prior to such time when Executive is permanently disabled, as described above, MTLM shall be obligated to perform its obligations under this Agreement in accordance with its terms, including, but limited to, its obligations under Section 3 of this Agreement.

         6. INVOLUNTARY TERMINATION. Except in the case of termination for Cause pursuant to Section 7 of this Agreement, if MTLM terminates Executive's employment hereunder without Executive's consent, all of Executive's benefits under this Agreement shall cease immediately upon the date of such termination, provided that Executive shall continue to be entitled to receive the benefits as provided in Section 8(b) of this Agreement.

         7.       TERMINATION VOLUNTARY OR FOR CAUSE.

                  (a) In the event: (i) Executive voluntarily terminates his employment hereunder without Good Reason (as defined below); (ii) pursuant to Section 9(b) of this Agreement; or (iii) Executive's employment hereunder is terminated for Cause, unless otherwise provided herein, all of his compensation and benefits under this Agreement shall cease immediately upon the date of such termination, provided that Executive shall be entitled to receive the compensation provided in
                           Section 3 of this Agreement paid on a pro rata basis to the date of such termination.

                  (b) Termination for Cause. Any of the following events shall be considered as "CAUSE" for the immediate termination of the Employment Period by MTLM:

                           (i) final and non-appealable conviction of Executive for a felony or a nolo contendere plea with respect to a felony; or

                           (ii) final and non-appealable conviction of Executive for (a) misappropriation by Executive of funds or property of MTLM or (b) the commission of other acts of dishonesty relating to his employment; or

                           (iii) (a) willful breach of this Agreement which is not cured by Executive within 10 days following receipt by Executive of written notice of such breach from MTLM or (b) material neglect by Executive of any of his material duties or responsibilities hereunder which is not cured by Executive within 30 days following receipt by Executive of written notice of the acts that MTLM assert constitute such neglect by Executive, provided, however, that any such willful breach which is not curable shall be considered Cause for the immediate termination of the Employment Period by MTLM; or

                           (iv) conduct on the part of Executive which is materially adverse to any known interest of MTLM that continues unabated, or uncured to the

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                           reasonable satisfaction of MTLM, after the expiration
                           of 10 days following receipt of written notice by Executive from MTLM.

                           Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a written termination notice signed by a member of the Board duly authorized to deliver such notice.

         8.       ACCELERATION OF PAYMENTS.

                  (a) For this Agreement, the following terms shall have the following meanings:

                           (i) "GOOD REASON" shall mean the occurrence of any of the following events without Executive's express written consent: (a) a reduction by MTLM of Executive's compensation provided in Section 3 of this Agreement; (b) any material breach by MTLM of any provisions of this Agreement which is not cured by MTLM within 10 days following receipt by MTLM of written notice of such breach from Executive; (c) the assignment of Executive by MTLM without his consent to a position, responsibility or duties of a materially lesser status or degree of responsibility than his position, responsibilities or duties as of the Commencement Date or (d) the Committee appointed by the Board to administer the Plan takes action that materially reduces the value of the stock options awarded in connection with Section 3(d) of this Agreement and has the result of treating Executive materially differently than other employees and directors who received options, stock appreciation rights or stock grants under the Plan.

                           (ii) "TRIGGER DATE" means the date on which a Triggering Event occurs.

                           (iii) "TRIGGERING EVENT" means any of: (a) a resignation of Executive as an employee of MTLM due to Good Reason; (b) termination of the Employment Period under Section 5 of this Agreement; or (c) involuntary termination of the Employment Period by MTLM, except in the case of termination for Cause.

                  (b) OCCURRENCE OF TRIGGERING EVENT. Upon the occurrence of a Triggering Event, Executive shall receive from MTLM a lump sum payment equal to the Base Compensation provided under Section 3(a) and the minimum annual bonuses provided under Section 3(b)(ii) of this Agreement that otherwise would have been payable to Executive through March 31, 2008 but for the occurrence of a Triggering Event; provided, if he would have earned a bonus in accordance with
                           Section 3(b)(ii) of this Agreement for the fiscal year in which the Triggering Event occurred if Executive had remained employed through the end of the fiscal year, he shall be paid

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                           such bonus in lieu of the minimum bonus for such
                           year. Furthermore, any unvested stock options or stock grants or any unvested long term incentive plan compensation shall immediately become vested. Additionally, unless (i) MTLM terminates Executive's employment for Cause, (ii) Executive terminates this Agreement without Good Reason, or (iii) this Agreement is terminated as a result of Executive's death, Executive shall, at no cost to Executive, be entitled to continue to participate in the MTLM-provided health and medical insurance programs until March 31, 2008, provided, however, that, if this Agreement is terminated as a result of Executive's death, Executive's then current spouse and dependent children shall be entitled to continue to participate in the MTLM-provided health and medical insurance programs for one-year after such death, unless, in each case, such continued participation is prohibited by any applicable laws or would otherwise jeopardize the tax qualified status of any such programs. If MTLM is prohibited by applicable law or would otherwise jeopardize the tax qualified status of any health or medical insurance plan and as a result MTLM terminates coverage, it shall promptly reimburse Executive for the cost of obtaining comparable third party coverage.

                  (c) TIME OF PAYMENT FOLLOWING TRIGGERING EVENT. All accelerated payments of Base Compensation, bonuses, and long term incentive plan compensation due to Executive pursuant to this Section shall be paid promptly but in any event within thirty (30) days after the Trigger Date, provided, however, that any earned bonuses as set forth in Section 3(b)(iii) of this Agreement shall be paid as otherwise set forth herein.

         9.       NON-COMPETITION.

                  (a) GENERAL. In addition to any other obligations of Executive under any other agreement with MTLM, in order to assure that MTLM shall realize the benefits of this Agreement and in consideration of the employment set forth in this Agreement, Executive shall not:

                           (i) during the period beginning on the date of this Agreement and ending eighteen months after the Termination Date (the "NON-COMPETITION PERIOD"), directly or indirectly, whether through an affiliate or otherwise, alone or as a partner, joint venturer, member, officer, director, employee, consultant, agent, independent contractor, stockholder, or in any other capacity of any company or business, engage in any business activity in any state in the United States in which, prior to the Termination Date, MTLM or any subsidiary or affiliate of MTLM conducts business or is actively planning to conduct business and, on and after the Termination Date, MTLM or any subsidiary or affiliate of MTLM on the Termination Date conducts business or is actively planning to conduct business, which business activity is directly or indirectly in competition with the business, prior to the Termination Date, that is conducted by or is actively planned to be conducted by MTLM or any

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                           subsidiary or affiliate of MTLM and, on and after the
                           Termination Date, is on the Termination Date conducted by or is actively planned to be conducted by MTLM or any subsidiary or affiliate of MTLM; provided, however; that, the beneficial ownership of less than 5% of the shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or over-the-counter market shall not be deemed, in and of itself, to violate the prohibitions of this Section; provided, however, that Executive shall not be bound by the restrictions set forth in this
                           Section 9(a)(i) if MTLM shall not have cured the failure to make any material payment to Executive under this Agreement within 30 days following receipt by MTLM of written notice from Executive of such failure unless such failure to make such payment is due to MTLM's allegation of a material breach of the terms of this Agreement;

                           (ii) during the Non-Competition Period, directly or indirectly (a) induce any person which is a customer of MTLM or any subsidiary or affiliate of MTLM on the Termination Date to patronize any business directly or indirectly in competition with the business conducted by MTLM or any subsidiary or affiliate of MTLM on the Termination Date; (b) canvass, solicit or accept from any person which is a customer of MTLM or any subsidiary or affiliate of MTLM on the Termination Date, any such competitive business, or (c) request or advise any person which is a customer of MTLM or any subsidiary or affiliate of MTLM on the Termination Date to withdraw, curtail or cancel any such customer's business with MTLM or any subsidiary or affiliate of MTLM on the Termination Date;

                           (iii) during the Non-Competition Period, directly or indirectly employ, or knowingly permit any company or business directly or indirectly controlled by him, to employ, any person who was employed by any of MTLM or any then subsidiary or affiliate of MTLM at or within six months prior to the Termination Date, or in any manner seek to induce any such person to leave his or her employment; or

                           (iv)     directly or indirectly, at any time
                           following the Termination Date, in any way utilize, disclose, copy, reproduce or retain in his possession any of MTLM's or any subsidiary's or affiliate's proprietary rights or records, including, but not limited to, any of their customer or price lists.

                  (b) EXECUTIVE ELECTION TO END NON-COMPETITION PERIOD. In the event that a Change in Control occurs, Executive shall have the right to elect, within one hundred twenty (120) days of such Change of Control ("CHANGE OF CONTROL EVENT"), to terminate this Agreement, effective as of ninety (90) days after such election. The Non-Competition Period shall terminate effective with the date of such termination. In the event of a termination under this clause (b), except as otherwise provided in this clause (b), Executive shall not be entitled to any separation or severance benefits

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                           provided for under this Agreement for periods
                           following the date of termination notwithstanding anything in this Agreement to the contrary.

                  (c) SCOPE OF RESTRICTION. Executive agrees and acknowledges that the restrictions contained in this
                           Section 9 are reasonable in scope and duration and are necessary to protect MTLM after the Commencement Date. If any provision of this Section 9 as applied to any party or to any circumstance is adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other circumstance or the validity or enforceability of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced. The parties agree and acknowledge that the breach of this
                           Section 9 shall cause irreparable damage to MTLM and upon breach of any provision of this Section 9, MTLM shall be entitled to injunctive relief, specific performance or other equitable relief; provided, however, that this shall in no way limit any other remedies which MTLM may have (including, but not limited to, the right to seek monetary damages).

         10.      CHANGE OF CONTROL.

                  (a) GENERAL. Notwithstanding anything in the Plan to the contrary, for purposes of this Agreement and with respect to any options, stock grants and stock appreciation rights issued under the Plan to Executive, "CHANGE OF CONTROL" shall be deemed to mean a "change in control" of the Company of a nature that would be required to be reported in response to
                           Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "1934 ACT"), as in effect at the time of such "change in control," provided that such a change in control shall be deemed to have occurred at such time as (1) any "person" (as that term is used in Sections 13(d) and 14(d)(2) of the 1934 Act) becomes after the effective date of this Agreement the beneficial owner (as defined in Rule 13d-3 under the 1934 Act) directly or indirectly of securities representing 40% or more of the combined voting power of the then outstanding securities for election of directors of the Company or any successor to the Company, (2) during any period of two consecutive years or less, individuals who at the beginning of such period constitute the Board cease, for any reason, to constitute at least a majority of the Board, unless the election or nomination for election of each person who was not a director at the beginning of such period was approved by vote of at least two-thirds of the directors then in office who were directors at the beginning of such period or who were directors previously so approved, (3) there is a dissolution or liquidation of the Company or any sale or disposition of 50% or more of the assets or business of the Company, or

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                           (4) there is a reorganization, merger, consolidation
                           or share exchange (other than a reorganization, merger, consolidation, or share exchange with a wholly-owned subsidiary of the Company) of the Company unless (A) the persons who were the beneficial owners of the outstanding shares of the common stock of the Company immediately before the consummation of such transaction beneficially own more than 50% of the outstanding shares of the common stock of the successor or survivor corporation in such transaction immediately following the consummation of such transaction and (B) the shares of the common stock of such successor or survivor corporation beneficially owned by the persons described in clause (A) immediately following the consummation of such transaction are beneficially owned by each such person in substantially the same proportion that each such person had beneficially owned shares of Company common stock immediately before the consummation of such transaction.

                  (b) OCCURRENCE OF A CHANGE OF CONTROL TERMINATION ELECTION. Upon the occurrence of (x) a Change of Control (as defined below) and (y) Executive's election to terminate this Agreement, as set forth in
                           Section 9(b), Executive shall be entitled to receive an amount equal to the greater of (1) one year's salary as provided in Section 3(a) of this Agreement and (2) 50% of the amount provided in Sections 3(a) and 3(b)(ii) that otherwise would have been payable to Executive for the remainder of the Employment Period.

                  (c) TIME OF BONUS PAYMENTS FOLLOWING CHANGE OF CONTROL TERMINATION ELECTION. All payments of bonuses due to Executive pursuant to Section 9(b)(ii) of this Agreement shall be paid by the later of (y) ninety
                           (90) days after the Change of Control Event and (z) receipt of the audit relating to the financial statements of MTLM for the fiscal year during which the Change of Control Event occurred.

         11. CONFIDENTIALITY OF INFORMATION; DUTY OF NON-DISCLOSURE. Executive acknowledges and agrees that his employment by MTLM under this Agreement necessarily involves his understanding of and access to certain trade secrets and confidential information pertaining to the business of MTLM or any subsidiary or affiliate of MTLM. Accordingly, during the Employment Period, and until the expiration of the Non-Competition Period, Executive shall not, directly or indirectly, without the prior written consent of MTLM, disclose to or use for the benefit of any person, corporation or other entity, or for himself any and all files, trade secrets or other confidential information concerning the internal affairs of MTLM or any subsidiary or affiliate of MTLM, including, but not limited to, confidential information pertaining to clients, services, products, earnings, finances, operations, methods or other activities; provided, however, that the foregoing shall not apply to information which is of public record or is generally known, disclosed or available to the general public or the industry generally. Further, Executive shall not, directly or indirectly, remove or retain, without the express prior written consent of MTLM, and upon termination of this Agreement for any reason shall return to MTLM, any confidential figures, calculations, letters, papers, records, computer

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disks, computer print-outs, lists, documents, instruments, drawings, designs, programs, brochures, sales literature, or any copies thereof, or any information or instruments derived therefrom, or any other similar information of any type or description, however such information might be obtained or recorded, arising out of or in any way relating to the business of MTLM or any subsidiary or affiliate of MTLM or obtained as a result of his employment by MTLM or any subsidiary or affiliate of MTLM. Executive acknowledges that all of the foregoing are proprietary information, and are the exclusive property of MTLM. The covenants contained in this Section 11 shall survive the termination of this Agreement.

         12. AUTHORITY; ENFORCEABILITY. MTLM has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement, the performance by MTLM of its obligations hereunder have been duly and validly authorized by all necessary corporate action on the part of MTLM. This Agreement has been duly executed and delivered by MTLM and constitutes a valid and binding agreement of MTLM, enforceable against MTLM in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

         13. GOODWILL. MTLM has invested substantial time and money in the development of its products, services, territories, advertising and marketing thereof, soliciting clients and creating goodwill. By accepting employment with MTLM, Executive acknowledges that the customers are the customers of MTLM and its subsidiaries and affiliates and that any goodwill created by Executive belongs to and shall inure to the benefit of MTLM.

         14. NO DUTY TO MITIGATE. In the event that Executive's employment terminates hereunder, MTLM acknowledges and agrees that Executive has no duty to mitigate the costs to MTLM with respect to any amounts payable hereunder to the Executive.

         15. NOTICES. Any notice or request to be given hereunder to either party hereto shall be deemed effective only if in writing and either (a) delivered personally or (b) sent by certified or registered mail, postage prepaid, to the following addresses or to such other address as either party may hereafter specify to the other by notice similarly served:

                  If to Executive:

                  Daniel Dienst
                  c/o Michael Schwartzbard
                  358 Eisenhower Parkway
                  Roseland, New Jersey 07068

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                  with a copy to:

                  Blank Rome LLP
                  The Chrysler Building
                  405 Lexington Avenue
                  New York, New York 10174
                  Attn: Michael S. Mullman

                  If to MTLM:

                  Metal Management, Inc.
                  500 N. Dearborn Street
                  Suite 600
                  Chicago, Illinois  60610
                  Attn: President

                  with a copy to:

                  King & Spalding LLP
                  1185 Avenue of the Americas
                  New York, New York 10036
                  Attn: E. William Bates, II
                        Lawrence A. Larose

         16. ASSIGNMENT. Except as set forth in Section 9(b) of this Agreement, this Agreement shall be binding upon and inure to the benefit of the successors and assigns of MTLM, whether by merger, sale of assets or otherwise. This Agreement shall be binding upon and inure to the benefit of Executive's heirs.

         17. ATTORNEYS' FEES. (a) Upon receipt by MTLM of statement for legal services from the attorneys representing Executive, MTLM shall reimburse Executive or to pay on behalf of Executive the reasonable and necessary attorneys' fees and associated expenses incurred by Executive in connection with the negotiation of this Agreement.

                  (b) In the event suit or action is brought by any party under this Agreement to enforce or construe any of its terms, the prevailing party shall be entitled to recover, in addition to all other amounts and relief, its reasonable and necessary attorneys' fees and associated expenses incurred at and in preparation for arbitration, trial, appeal and review.

         18. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of New York without reference to its choice-of-law principles.

         19. MODIFICATION. No modification or waiver of any provision hereof shall be made unless it is in writing and signed by both of the parties hereto.

         20. SCOPE OF AGREEMENT. This Agreement constitutes the whole of the agreement between the parties on the subject matter, superseding all prior oral and written conversations,

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negotiations, understandings, and agreements in effect as of the date of this
Agreement specifically including, but not limited to, the Prior Agreement.

         21. SEVERABILITY. To the extent that any provision of this Agreement may be deemed or determined to be unenforceable for any reason, such unenforceability shall not impair or affect any other provision, and this Agreement shall be interpreted so as to most fully give effect to its terms and still be enforceable.

         22. EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                              METAL MANAGEMENT, INC.

                                              By_____________________________
                                                John T. DiLacqua
                                                Director

                                              _______________________________
                                              Daniel Dienst

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                                                                       EXHIBIT A

                                  DIRECTORSHIPS

Metals USA, Inc. (Non-Executive Chairman of the Board of Directors)